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Exhibit 10.2

EXPENSE REIMBURSEMENT AGREEMENT

        THIS EXPENSE REIMBURSEMENT AGREEMENT ("Agreement") is entered into as of December 8, 2003, by and between, Treaty Oak Bancorp, Inc., a Texas corporation ("Bancorp"), and Treaty Oak Holdings, Inc., a Texas corporation ("Holdings").

RECITALS:

        A.    In connection with its initial capitalization, Bancorp has sold 1,000,000 shares of its common stock to Holdings (the "Issuance").

        B.    In connection with the Issuance, Holdings has made certain assignments to Bancorp and has obtained a line of credit to fund certain expenses of Bancorp for a public offering of Bancorp's common stock (the "Offering").

        C.    The parties desire to set forth the terms and conditions upon which Bancorp will repay Holdings for expenses incurred for Bancorp's organization and under the Offering.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and agreements contained herein and for certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Reimbursable Offering and Organizational Expenses. Subject to the terms of Sections 2 and 3 below, the following expenses ("Expenses") shall be reimbursable to Holdings:

        (a)   all consulting fees and expenses paid or accrued by Holdings after December 8, 2003, under the Consulting Agreement dated September 10, 2003, between Holdings and Bankmark & Financial Marketing Services, attached as Exhibit A;

        (b)   Legal and accounting fees related to the Offering;

        (c)   All other professional and consulting fees and costs directly related to the Offering; and

        (d)   Pre-opening and organizational costs of Bancorp paid on its behalf or accrued by Holdings after December 8, 2003, including (but not limited to):

    (i)
    filing fees, regulatory application fees, and legal fees associated with such filings and applications;

    (ii)
    rent, utilities, and insurance;

    (iii)
    marketing and advertising costs;

    (iv)
    salaries, benefits, and other human resource costs; and

    (v)
    miscellaneous costs not to exceed $10,000.

2.    Limitations on Reimbursement. Bancorp's obligation to reimburse Holdings and repay Expenses is subject to the following conditions:

        (a)   Bancorp shall be required to pay Expenses up to an aggregate of $775,000 under this Agreement; and

        (b)   In all events, Bancorp's obligation to reimburse Expenses under this Agreement becomes due and payable only if Bancorp receives proceeds exceeding an aggregate of $4,000,000 under the Offering prior to September 30, 2004.

3.    Payments for Reimbursement. Subject to Section 2(a), and after the occurrence of the condition in 2(b) above:

        (a)   Bancorp shall promptly notify Holdings of its receipt of Offering proceeds in excess of $4,000,000; and

        (b)   Bancorp shall pay Holdings, within 30 days of Holdings' submission of invoices evidencing payment for Expenses, for such amounts specified in such invoices via cash, check, or wire transfer of immediately available funds.

4.    Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by merger or consolidation). Other than by operation of law, neither Bancorp nor Holdings may assign its rights or delegate obligations under this Agreement without the prior written consent of the other party.

5.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without resort to principles of conflicts of laws.

6.    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom such amendment or waiver is sought.

7.    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its remaining terms.

8.    Notices. Any communication, demand or notice to be given hereunder will be duly given when delivered in writing by hand, facsimile transmission or United States mail to a party at the address or facsimile number so indicated on the signature page of such party.

9.    No Third Party Rights. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and such parties' successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one single instrument.

11.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature Page Follows]

2

        IN WITNESS WHEREOF, the parties hereto have executed this Expense Reimbursement Agreement as of the date first set forth above.

TREATY OAK HOLDINGS, INC., a Texas corporation
By:
/s/ TERRY W. HAMANN Terry W. Hamann, President and CEO
Notice
3811 Bee Cave Road, Suite 201 Austin, Texas 78746 Fax: (512) 347-0980
TREATY OAK BANCORP, INC., a Texas corporation
By:
/s/ JEFFREY L. NASH Jeffrey L. Nash, Executive Vice-President
Notice
3811 Bee Cave Road, Suite 209 Austin, Texas 78746 Fax: (512) 347-0980

[Signature Page to Expense Reimbursement Agreement]

EXHIBIT A

BANKMARK CONSULTING AGREEMENT

Bankmark        P.O. Box 13502 # San Luis Obispo, CA 93406 # (805) 547-8850

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into on this            day of                        , 2003, by and between Bankmark & Financial Marketing Services ("Bankmark"), and Treaty Oak Holdings, Inc., a Texas corporation ("Bank"), with principle offices at 3811 Bee Cave Road; Suite 201; Austin, Texas 78746. In addition, as the context requires, the term "Bank" will include a "to be organized" bank subsidiary.

[Note: This contemplates an existing Holding Company in operation, which then acquires an existing bank. This contract is assignable to another entity if the "Bank" elects to do so to fulfill the terms of the Agreement.]

The parties hereby agree as follows:

1.     SCOPE OF THE ENGAGEMENT

Bankmark's primary responsibility within the scope and term of the engagement is to provide project management, resource identification, and resource management in conjunction with the Bank and facilitate the capital acquisition phase of the project. Bankmark's role during the organizational phase will be:

  •
  Presentation with core group members of the opportunity to new perspective organizers/directors. It's Bankmark's success rate, performance, and clear understanding of the process that is articulated during these meetings. In order to establish the credibility that most investors are seeking before they put any funds at risk, Bankmark will provide a new group the ability to say, "We have with us as partners a firm that has been there and done that".

  •
  A diverse group of industry experts in all areas required to open a bank: corresponding bank relationships, project financing, equipment, technology, legal, accounting, operations, facilities that are capable of providing a turn key bank with custom features or select needs based on specific Bank request. It is important to realize that opening a bank is far more complex a process and requires a different skill set than managing a bank on a day-to-day basis that is already in operation.

  •
  Over the years and especially more recently, organizers, directors, and management continuously infer we "help them see around the corner." At any point during the process, we are able to advise our clients as to what's ahead and the impact of options being considered or plans in the queue. The process allows clients to more thoroughly evaluate an element under consideration that may not produce the result desired by the bank's organizing group. If necessary, the group is encouraged to visit banks which have recently opened to better understand the impact and ramifications of their own decisions.

  •
  Bankmark provides project management and tools, which allow the group to interact with their area of expertise or assignment in the project management process. Our Bank PM programs are built in MS Project and use, as baseline data, our most recently completed projects' timeline information. This process assures all elements to opening in a timely manner and within budget.

  •
  The keystone to the Bankmark process is the capital acquisition programs built, supported, and implemented at each bank location by trained Bankmark staff.

  •
  Determination of charter and review of new filing procedures by the OCC & FDIC in conjunction with the organizing group.

  •
  Discussion of facilities/locations.

  •
  Legal representation review and discussion of which firms processed the last several applications.

  •
  Pre-opening budget discussion and review.

  •
  Identification and Recruitment of qualified Management Team for review with the Bank's Board of Directors.

  •
  Preparing & building the management team for presentation to the regulatory agencies and submission of the application process.

  •
  Bankmark will design a marketing campaign to strategically support a public offering of $8-12 million (any overage as allowed by the governing regulatory agency or up 10% of the highest amount stated in the offering circular) to be made by the prospectus/offering and qualified with the Texas Department of Banking, the FDIC, and the Federal Reserve.

2.     CONSULTING FEES

Bankmark's professional fee for the services in Section 1 is as follows:

  •
  $244,000. This is the total fee and there are no contingencies regarding its payment. All fees are due and payable in advance of the month the work is to be performed. All invoices for such fees and expenses are due no later than the third business day from receipt of invoice.

        The fees shall be paid in the following incremental amounts:

Payment #1	$22,000	September
Payment #2	$22,000	October
Payment #3	$22,000	November
Payment #4	$18,000	December
Payment #5	$40,000	January
Payment #6	$40,000	February
Payment #7	$40,000	March
Payment #8	$40,000	April
Professional Fee Total	$244,000

Bankmark may from time to time, based on project financing, defer a portion of a specific payment. At Bankmark's discretion, the Bank will be notified as to when the deferred amount is due. Should the project reach completion early, any remaining balance of Bankmark Fees will be due upon the Bank's opening.

3.     EXPENSES TO BE PAID BY THE BANK

These fees only represent an estimate. As each required service is negotiated with the selected firm or individual, an agreement or purchase order will be submitted to and approved by the Bank's Management in advance of any payment or commitment to pay. These agreements will be itemized and totaled in a report to management on a monthly basis to account for monies committed or owed against the estimated budget. In each and every case where a budget may be exceeded due to necessary changes in the regulatory process, additional events, or any other requirements required to support the Capital Acquisition Campaign, Management must pre-approve the new budget before it is incurred. If there should be any changes for any budgeted item for whatever reason Bankmark will present the item and any supportive information or discussion materials necessary to the Bank's Management. Bankmark will then answer any questions the Bank should have or vice versa. Adjustments will be made until a consensus is reached. Finally, the Bank's Management will give its approval by signing off on the item's necessary changes.

Projected Costs:

Bankmark's fees are disbursed monthly over the life of the project. Other costs are paid by the Bank but managed by Bankmark. As the Project Supervisor (PS) and/or Project Manager (PM) prepare to implement the various stages and expense items of this agreement, they will present to the Bank a more detailed anticipated monthly expense of the various budget category line items of the Stocksale Expenses. These monthly presentations of anticipated expense will, in turn, be reviewed with the Bank's Senior Management or the Project's designated representative every thirty (30) days. Items or services to be purchased on behalf of the Bank will be outlined in a contract or estimate form provided by the specific supplier and approved by Bank personnel prior to purchase of the item or service. Based on the assumption that the Bank will have to host 85-100 investment meetings with an average attendance of 25 attendees to meet 2,500 (minimum) qualified investors, the following costs are projected:

[Is there any way to estimate a range/maximum increase for each item based upon Bankmark's experience?]

Graphics Program Development

Logo, Letterhead, Business Cards, Envelopes, prospectus, promotional materials, organization website (design to production), no printing. At time of execution, a supplemental contract will be presented to the Bank with a more detailed description of items and payment schedule.

$12,000

Part Time Support Staff

September	$6,000
October	$6,000
November	$10,000
December	$10,000
January	$14,000
February	$14,000
March	$14,000
April	$14,000

TOTAL	$88,000*

The staffing budget only represents a monthly estimate. As we begin the hiring process closer to the stock sale campaign, we will present a more specific (weekly) cost per person spreadsheet for approval.

*This represents a current market estimate. An updated estimate will he prepared at beginning of hiring process. Payroll expense due net 15 days from date of invoice received.

Food, Beverage, Facilities (based on 85-100 events)

September	$2,000
October	$4,000
November	$8,000
December	$4,000
January	$8,000
February	$8,000
March	$8,000
April	$8,000

TOTAL	$50,000

These amounts only represent estimates. As each month is planned in advance, the estimates will be recalculated on a per event cost. The event costs are also tracked weekly as each event occurs. Costs are posted so at all times the PM and the client know exactly where the project stands in relationship to the budget. This is a cost category tracked jointly by the client and Bankmark.

External Printing

  •
  Invitations

  •
  Offering circular & all the packaging

  •
  Presentation boards for investment meetings

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  Letterhead, Business Cards, Envelopes

The quantities, paper specification, etc. will be bid out/estimated upon completion of the design phase. If possible, Bankmark will secure a local printer provided the quality standards can be met in relationship to the budget. All print estimates and purchase orders will be signed and approved by the Bank.

$24,000

Internal Printing**

Internal Printing is a service provided by Bankmark whereby full digital color printing is needed only during the stock sale process. Some examples are Sponsor development handouts, Chairman Circle Advisory/Founders' Group Handout. Because Bankmark prints these files digitally in-house, the Bank is afforded a cost per piece savings in comparison to using a "Kinko's" of at least 50%. This in-house process allows Bankmark the ability to manage on behalf of the Bank ordering only what is needed on a weekly basis. Therefore, our quantity counts are low.

$7,500

Marketing Promotions**

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  The chairman's' circle/Founders coffee promotion

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  Logo golf style shirts

  •
  Other name recognition items

The specifics (i.e. count, item, color specifications, set-up fees) will be outlined in a separate agreement for approval by bank/project management prior to beginning the events process. This will include all design, dye-cast, set-up, production and shipping requirements.

$21,000

Speaker Honorariums**

Speaker Honorariums are paid to any qualified industry expert identified by Bankmark. These individuals most likely have previous experience with the Bankmark program, content and format especially as it relates to regulatory dos and don'ts. They could be Robert Steiner, Dan Hudson, Dennis Ceklovsky, or David Lakes. Each event fee is $450 per event (80 events approx). The dollar amount listed represents an estimate amount only. The Bank will be charged on a per speaker per event basis. At the end of each 15-day period during the events phase of the project, Bankmark and the Bank will review and reconcile the speaker honorariums to be paid for that period. This is a non-negotiable item as it is a crucial part of the Bankmark process.

$36,000

Public and Promotional Events

Public and Promotional Events are events "outside of the box" or a standard event whereby the event has a theme that is usually time sensitive, that a special guest speaker has been scheduled, the event requires a broader scope and scale or marketing to draw a larger qualified audience. Any event in this category budget must be approved in advance by the Bank's Senior Management.

$8,000

        These projected costs are based on the following assumption:

The most important factor in holding the events cost to a minimum is to maintain a high average attendance: 1) get them to an event and 2) follow up to gauge their interest within 24-48 hours. If our goal is a minimum of 2,500 qualified attendees and we maintain an average attendance of 25 per event, the Bank can reach its capitalization goal upon completion of the 100th event. The caveat is the follow-up by Directors and the Bank is imperative to the success of the Capital Acquisition Program based on these assumptions.

**Fees paid directly to Bankmark

4.     TERM

The contract shall expire 150 calendar days from the effective date as published on the offering circular at 5:00 p.m. unless otherwise extended by mutual agreement, in writing. Any budgetary requirements associated with the continuation of said agreement will be outlined by Bankmark and pre-approved by the Bank or the Bank's representative before any work is continued. All extensions are in 30-day increments approved by both parties. Each 30-day extension is for the fee of $35,000. All fees for extensions are due at the beginning of the 30-day extension.

5.     STAFFING REQUIREMENTS BY FMS/BANKMARK

Overall project responsibility on behalf of Bankmark will be carried out by Dan Hudson ("DH"), Robert Steiner ("RS"), Project Supervisor ("PS"), and Project Manager(s) ("PM"). During the period of time prior to beginning the investment meetings, a senior associate for Bankmark (PM, PS, DH) will meet with the Organizers or Management Personnel a minimum of once every two weeks for a project briefing and update session. A Bank conference report will be provided to outline the project timeline, responsibilities and resource requirements for the upcoming two weeks and anticipated monthly scheduling or participation required of Bank personnel or the organizing group. It is estimated that a senior associate (DH, RS or PM) will be on location a minimum of 3 days per week prior to the investment meetings beginning. The composition of Bankmark's management team will be further defined upon project commencement.

6.     OTHER STAFFING REQUIREMENTS

All project employees will be made available by the Bank and will report directly to Bankmark's PM. Their work scheduling, daily job responsibilities, and if necessary dismissal from the project are the responsibility of Bankmark's PM. Prior to any dismissal of a project employee, Bankmark will review the circumstances and conditions with the Bank Management concerning the employee and their recommendations, if any, for dismissal. In turn, Bankmark also recognizes the importance of congeniality between project staff and Bank Management. Therefore, should conflict/tension between a specific project individual and Bank Management arise, Bankmark encourages Bank Management to immediately bring the situation to the attention of the PS or PM so that any necessary adjustments, employee-transfers, or even dismissal/termination be dealt with so that the flow/momentum of the project not be hindered. The determination of an hourly wage will be gauged and set by the PM based on the experience and skill necessary to perform their job responsibilities pursuant to the requirements of this Agreement. For example, regardless of policies established within the institution, Bankmark or organization/group will not employ $8 per hour fast food entry level personnel for positions which require data entry and sorting skills and/or meeting the public, i.e., a skill level of $14-$16 an hour (or prevailing wage). However, all expenditures of this nature will be within the budget described above unless otherwise agreed to in writing by each party.

Bankmark understands that Part-time/Temporary staff positions with no immediate offered benefits do not always attract "top" people as prospective project employees. Therefore, Bankmark will always attempt to first "pull-in" qualified personnel from other projects (whether in progress or recently completed) to staff a newly beginning project so that the level of experience and training is exemplary and consistent. A combination of experienced Bankmark personnel and new hires from the project's immediate area equate to a well-balanced on-site team essential to the success of the project.

It is important to note that typical "Bank" employees that may work for the institution post-charter normally do not have the skills set necessary for the types of employees Bankmark must solicit and engage to successfully perform the duties as specified within the boundaries of this contract. From time to time, Bankmark may hire college or high school students, which could potentially be siblings of directors or others close to the project, but typically they are hired to perform what are considered "after-hours" or "summer-time" duties (See "Part-time RSVP Callers" below.) This contract cannot be viewed, by the Bank, as a platform to hire directors' wives, friends of organizers, or banking types which the institution may employ after the Bank opens. This is not a job core.

The staff's payroll will be managed by the PM, a Bankmark person familiar with the firm that pays the employees. Invoices are processed through Bankmark's Payroll Manager, approved by the PM and presented to the Bank. The Bank must pay for these outside services net 15 days of presentation.

Other part time staff or FTE's (Full Time Equivalent) time has been allocated pursuant to the project budget. Some staff members do not work on site at the organizational office but at Bankmark's office in San Luis Obispo, CA. This provides consistency from project to project, access through universities for data entry personnel or other essential personnel that Bankmark does not have to hire, train, and release as a project ends. Instead it provides continuity to all Bankmark's Banks by spreading out the part time hours needed to support all of Bankmark's projects.

For many banking professionals not being able to "see" an individual causes concern when, in fact, it is the work to be produced in total and in relationship to the project's needs at that specific juncture. Example: Some days the data entry personnel are completely inundated with roster entry and proofing 3-4 staff members. The next day the entire off site office group is consumed with one project. Over all what this system provides (and within a more managed budgetary process) is the human resource component consistently but on call without the project staff on site being inflated.

Part-time RSVP Callers: Telephone calls to invite critical leads, close friends, and personal business relations will be made by the Bank. However, based on the fact that there are other time commitments by the Bank, it may be necessary from time to time to employ RSVP callers. These are hourly employees used only during the events phase and not continuously. If it is necessary to employ these individuals, a budget will be established and approved by both parties. This should only be a back-up contingency.

7.     FACILITY REQUIREMENTS

"The Bank must provide a working location to support a full time staff of 6-8: 1 senior associate, 1 PM, and part time people. It should comfortably sustain four desks and the necessary number of working tables and chairs for processing the events material. (1,500-2,000 square feet exclusive). The facility shall be secured, well lighted for access 24/7. Unless otherwise noted by memo or addendum, the computer equipment which is supplied is the property of Bankmark. Bankmark and its personnel will not be restricted in any manner from access to its equipment or otherwise.

8.     MISCELLANEOUS EOUIPMENT & SUPPLIES

The PM and support staff must have access to a minimum of 6 phone lines which are not too heavily used by other Bank operational needs, plus one dedicated high speed data line (DSL/Cable modem) and one dedicated fax line. The staff must also be provided with a designated fax machine and copier, which are needed for reports required to keep the Bank's management updated with current potential shareholder names and event schedules. There is also a significant amount of copying required in the database management and the reporting function. The project also requires a varying amount of office supplies: pens, pads of paper, computer paper, etc., which will be ordered by the PM through the Bank's supplier. There are monthly phone charges for sending data via modem between Bankmark's data center and the Bank's onsite computer systems. These line charges will be billed monthly with copies of the charges from the phone bill. There will be monthly charges for Fed Ex/UPS regarding overnight shipping of data entry work, lists or supplies.

8.1

The procurement of supplies to maintain the project's readiness will be maintained by the PM. The Bank will establish a business account with Office Depot, Office Max, Staples or an equivalent. When supplies are needed, the PM will put together a supply request form to be approved by the Bank's Senior Management. Upon approval by Senior Management, the PM will procure the materials and maintain an inventory for the project.

9.     CONFIDENTIALITY OF INFORMATION

Without the prior consent of the Bank, Bankmark shall keep confidential and shall not disclose to any third party any of the database or project files or any financial or other information relating to the Bank. From time to time during the "events" phase of the project, Financial Marketing/Bankmark may invite guests to observe an event. These guests may be other consultants or bank directors and officers from another bank. The Bank will not unreasonably restrict Bankmark in allowing its guests to attend and observe the process. These prospective guest(s) will not be from the surrounding Austin Area of Texas. Instead they will be traveling from out-of-town and most likely out-of-state. The Bank and Bankmark will then select a meeting in which these local guests may attend.

10.   RESPONSIBILITY AND ACCOUNTABILITY

To assure fulfillment of the requirements within this Agreement, the Bank and/or Organizers of the Bank will designate one individual to work directly with Bankmark in the management and implementation of this Agreement. The contact people are the following: Jeffrey L. Nash‹insert contact information here please›.

11.   ACCESS TO MATERIALS NECESSARY TO FILL THE TERMS OF AGREEMENT

The Bank will supply Bankmark with necessary copies of documents to develop the "sales story" for the investment meeting presentation and development of the director training materials (i.e., the FDIC application, the state application, business plans, and strategic plans, etc).

OTHER COVENANTS PROVIDED BY CLIENT 12 - 22

Bankmark hereby warrants and represents that Bankmark shall:

12

On a best efforts basis, with the Bank's adhere to the terms and recommendations, work diligently to implement all items discussed herein.

12.1

Not assume or create any obligation for, or on behalf of, or in the name of, or in any way bind, the Bank except as expressly provided by this Agreement.

12.2

Engage in no conduct in the performance of this Agreement that reflects unfavorably on the Bank.

12.3

Obey all laws regulating the conduct of business and be solely responsible for the acts of any agent, employee or representative utilized in connection with the performance of this Agreement that are introduced and managed by Bankmark for the sole responsibility of implementing the work as prescribed herein. Other agents, contractors or firms employed or contracted by the Bank are the responsibility of the Bank.

12.4

Defend, indemnify, and hold harmless the Bank from any and all liability, claims, demands, suits, costs, charges, and expenses, including, without limitation, attorney's fees incident to any claim, loss, damage, or injury to the person or property of Bankmark and Bankmark's agents, employees and/or contractors, or to the person or property of anyone injured through the acts or omissions of Bankmark or of agents employees, or other persons acting on Bankmark's behalf; except for other firms or employees contracted solely with the Bank.

12.5

Bankmark warrants and represents that it has the necessary personnel, experience, expertise and ability to successfully organize, implement and promote the Bank in accordance with the budget.

13.   OWNERSHIP OF MATERIALS

Rights of ownership and reproduction of materials supplied by Bankmark remain solely with Bankmark. This includes proprietary methods, training materials, handouts and evaluation tools used during the implementation of this Agreement. Any materials developed specifically for the Bank, i.e. logos, corporate identity package, signage, etc. belong to the Bank when all monies owed as a result of this work have been paid by the Bank as prescribed within this Agreement. Any other work that may be developed for the Bank such as promotional materials, etc. for ownership licensing rights or rights of reproduction will be outlined and agreed to by each party before said work begins or is produced. Any creative materials that are developed by Bankmark or any subsidiary group (Financial Marketing Services, ebankmarketing.com, etc.) or any of the firms' affiliate websites may depict any and all of these materials produced and a narrative of the project's objectives and accomplishments as part of a "print" or "on-line digital" portfolio and may include (but are not limited to) marketing materials, graphics, and websites.

13.1 BANKMARK COPYRIGHTS & PATENTS

During the course of the consulting engagement, Bankmark will as part of its responsibility make available or provide materials to the Bank. These materials are only for the specific purpose of managing, tracking, education and training. They are not to be copied or distributed outside the immediate group of organizers, directors, management and staff. These materials are for internal use only. Should they be mistakenly used during the capital acquisition phase of the engagement, the project members of the group could be put at risk. These educational materials are for the sole purpose of training and may not be used for sales or solicitation of prospective shareholders. These materials and the process they represent are proprietary to Bankmark and are protected by copyrights.

The database application program is owned by Bankmark. The Bank hereby represents and warrants that the Bank's directors, organizers, management and staff will not copy, modify, change or attempt to duplicate the application program or the software application program without the prior written consent of Bankmark.

The lists, rosters, critical leads, or any materials supplied to Bankmark for the development of the database is the property of the group and or individual who provided the materials. Upon completion by the staff of use of this material, it will be returned to the individual to whom it belongs. The completed database will become the property of the Bank upon completion of the project and fulfillment of the terms specified in this Agreement.

14.   NON COMPETE

Bankmark is currently working and meeting with other organizing groups in other areas of the United State and it is not our practice to provide non-compete covenants during organization, as groups can end their organizing efforts at anytime by electing not to finish the project. For the Scope of the Engagement and for the duration of the Bank's Capital Acquisition Process, Bankmark hereby promises not to attempt to raise capital for any other potential client/organizing group in the Austin Area, TX. However, upon completion of this Agreement, no such limitation nor obligation shall survive.

Should the Bank upon opening use Bankmark to provide marketing programs and services, a non-compete agreement will be developed pertaining to the Bank's primary marketing area reasonably acceptable to both parties.

15.   ASSIGNMENT

Except as provided herein, this Agreement or any rights or obligations hereunder may not be assigned by either party without the prior written consent of the other party.

16.   SURVIVAL

Paragraphs 9, 12, 13 and 14 shall survive the expiration or termination of this Agreement.

17.   AMENDMENTS

This Agreement may be modified in writing only, and cannot be changed orally.

18.   COMPLETE AGREEMENT

This contract is the entire and only agreement between the parties. The contract replaces and amends any previous agreements between the parties. This contract can only be changed by agreement in writing signed by both parties.

19.   PARTIES LIABLE

This contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

20.   NOTICES

All notices under this contract must be in writing. The notices must be delivered personally or mailed by certified mail, return receipt requested or Fed-Ex/UPS Next day to the other party at the address written in this contract, or to that party's attorney.

21.   CHOICE OF LAW

The terms of this contract shall be interpreted under the laws of the State of Texas, without resort to its conflicts-of-laws principles.

22.   SEVERABILITY

If one or more of the provisions of this contract are deemed invalid or illegal the remainder of the contract shall survive.

ADDITIONAL TERMS OF THE CONSULTING AGREEMENT

        [Note: This section does not reflect any new applicable fees that may be due. These terms are covered in the various fees previously discussed in this Agreement.]

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  Bankmark shall be available to meet with any regulatory agencies or the Bank's attorney as needed to effectively implement the requirements of this Agreement.

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  Upon completion of the public offering, Bankmark will provide a written action report on issues concerning the Bank in the areas of product development, delivery systems, and topical marketing needs based on current trends experienced during the campaign. This written report will be followed by an oral presentation by Hudson & Steiner to the Board of Directors. This is not a marketing plan but rather a report on issues and recommendations.

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  The parties agree that the Bank or Bankmark may require that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time that the controversy or claim arises, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The forum for any such arbitration proceeding shall be at the local office of the Judicial Arbitration Mediation Service nearest to the headquarters of the Bank.

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  Should any legal action or arbitration proceeding be brought in connection with any provisions of this Agreement, or to collect damages for either the breach of any term of this Agreement or false representation or warranty given in connection with this Agreement, the prevailing party shall be entitled to recover all reasonable attorney fees, and costs and expenses actually incurred in such action or proceeding.

  •
  Significant suppliers of goods or services shall be approved jointly by Bankmark and the Bank to assure the greatest possible success. If the Bank requires the specific use of a supplier, the Bank will assume all responsibilities for delivery of those specific goods and services, and any delays or problems caused by use of said supplier. Bankmark's purchasing strengths due to its long term relationship with many suppliers will provide the Bank with the advantage of special pricing, i.e. reduced fees, or better terms, i.e. delayed partial payment until release of funds from the impound account1.

1
IMPOUND ACCOUNT refers to the account set up at the corresponding bank for stock sale proceeds.

    While all contracts negotiated with any provider of goods or services will be approved by the Bank, any firms or individuals that are providers of these services on an ongoing basis for Bankmark are managed by Bankmark with oversight by the Bank during the term of the Agreement. Bankmark shall not accept any gratuity, rebate, fee, non-cash trade, commission or any other direct or indirect accommodation or remuneration as it pertains to providers of goods or services used to implement the work as prescribed herein. Bankmark maintains an ongoing marketing relationship, which may include fee for referrals, shared marketing and promotional costs for workshops and seminars with, but not limited to, the following firms: 1) Foster, Pepper & Shefelman PLLC, 2) East Point Technologies, 3) Midwest Bankers, Jenkens & Gilchrist, 4) Brooks, Pierce, McLender, Humphrey & Leonard LLP, 5) Information Management Technologies, 6) TIB, 7) Aldrich & Bonnefin, 8) Steiner & Associates, 9) DFC Consulting Company, 10) Bankers' Compliance Group, 11) WIB, 12) Stevens & Lee, 13) Goodwin & Procter, 14) Powell, Goldstein, Frazer & Murphy. Should the Bank elect to engage the services of any of these professional organizations, it is the responsibility of the Bank to conduct their own thorough evaluation of the services to be provided.

  •
  With respect to Speaker Honorariums when applicable, Bankmark will use bank directors from other institutions, industry observers, and in many cases, Robert Steiner. Mr. Steiner's relationship as a speaker is separate from that of services provided directly by Bankmark. As a speaker, Mr. Steiner is paid by the Bank from the estimated budget for speaker honorariums or any other individual designated by Bankmark as appropriate. Because speakers must set aside the time to meet the requirements of the scheduled meetings, if for any reason the meetings are canceled, they are paid accordingly. If canceled within 48 hours notice, 50% of the speaker honorarium is due. If canceled 24 hours prior to the meeting, the entire fee is due.

  •
  Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. The Bank agrees to indemnify and hold harmless Bankmark from and against any and all damages, loss, cost expense, obligation, claim or liability, including but not limited to reasonable attorney fees and expenses, arising as a result of the Bank making said offering so long as Bankmark is not deemed to be an "underwriter" under the Securities Act of 1933, as amended.

  •
  The scope, nature and details of the consulting services provided by Bankmark, as well as the identity and background of the parties Bankmark introduces to the Bank, will not be divulged to anyone other than those directly representing the parties to the transaction and unless otherwise required by applicable law.

  •
  During the term of this Agreement, should Dan Hudson/Bankmark become incapacitated and unable to direct this project in any manner, Robert Steiner will complete the project as prescribed herein, and the Bank will pay to Mr. Steiner any forthcoming payments. Notification to enact this specific condition of the Agreement will be in writing by Mr. Hudson or his estate representative for Bankmark. If the Bank does not elect to have Mr. Steiner complete the project, all monies owed Bankmark are still due and payable as prescribed herein.

  •
  Bankmark works for and at the sole discretion of the Bank's Board of Directors. If, at any time, Bankmark believes the group needs to receive information or be informed of any detail affecting the project, Bankmark will not be denied access to the group in any manner.

The parties have executed this Agreement to be effective as of                        (the "Start Date").

Financial Marketing Services/Bankmark	Treaty Oak Holdings, Inc.
Dan Hudson, President & CEO	Terry W. Hamann, President & CEO

Bankmark        P.O. Box 13502 # San Luis Obispo, CA 93406 * (805) 547-8850

ADDENDUM

This Addendum is attached to and made part of that certain Consulting Agreement by and between Bankmark and Treaty Oak Holdings, Inc ("Bank") dated            - 2003.

OUTLINE PROJECT CAPITALIZATION PROCESS

[Note: This addendum does not represent any new applicable fees (except Section D-RS Make-up fees) and is included as part of the services rendered in this Agreement for the previously discussed fees.]

Bankmark will provide project management services for the capitalization of the Bank to include, but not limited to:

[Please confirm this is covered in the $244,000 consulting fee]

A.
Strategic Capitalization Plan,

B.
Public Relations,

C.
Events Management and Speaker Coordination,

D.
Director/The Bank's Senior Management Training on How to Present the Independent Bank as an Investment Opportunity,

E.
Shareholder Database Management and Computer Equipment,

F.
Consultation regarding the development of marketing communication materials,

G.
Written opinions, observations, and oral presentations on strategic issues concerning the Bank will be presented during the engagement period. A marketing opinion paper will be presented to Directors and The Bank's Senior Management at the conclusion of the campaign.

A. STRATEGIC CAPITALIZATION PLAN

The success of any capitalization effort is the strategic plan which, when developed, is built on the realistic abilities of each Director's strengths, weaknesses, opportunities and threats. This plan is developed only after a series of personal interviews with each Director.

The elements of each Director interview is quantified, weighted and formulated in a matrix format. This allows Bankmark to develop a capitalization plan based upon the expected, collective contributions of the Director Group and Bank's Senior Management. It allows for the optimization of each individual's effectiveness based on their available time, sphere of influence, sales abilities and other critical factors.

The capitalization plan is designed to meet the Bank's required capital needs in increments, based on how focused Management and the Director Group is and how quickly they wish to proceed. The group will have an opportunity to contribute its input before the plan is finalized. During the development of the capitalization plan, Bankmark will meet with the de novo bank's representative every thirty days (or as needed) to review Bankmark's progress, share any concerns, or discuss possible requests for assistance the Bank and Organizers of the de novo bank may have. Within a reasonable time from the start date of the Agreement, Bankmark will submit to the Organizers a written report of its assessment of the organizing group and where it sees the de novo bank within its marketplace, but before the capital acquisition program. This report will also include a detailed strategic capitalization plan with a proposed events calendar. Change might occur in the plan based on input from the Bank's Management, the approval of the offering and its anticipated effective date. Upon the final review by the Bank's Management and the incorporation of any changes, Bankmark will present the capitalization plan during the Director and Senior Management Training Session.

Monthly project review and assessment by Bankmark and a representative of the Bank's Board of Directors will be conducted to assure the ongoing success of the capitalization program. Bankmark may, at these meetings, also present requests for any additional resource allocation the project may require.

B. AVAILABLE PUBLIC RELATIONS OPPORTUNITIES

  •
  Newspapers,

  •
  Local Financial TV news,

  •
  Professional and public service organizations to which Directors belong, Scheduled events,

  •
  Scheduled Events,

  •
  Materials published by the Bank,

  •
  Any other communications vehicle, which is in regulatory compliance during the capitalization phase.

Bankmark's public relations activities will not unreasonably be restricted by the Bank's Management or its Board of Directors in any manner.

Bankmark will design, manage, and facilitate the integration process subject to the approval of the Bank (the direct costs of any artwork or printing are separate items). A review of the public relations materials enclosed in Bankmark's initial capabilities presentation will illustrate to Bank management how scheduled events, coupled with the public relations function, enhance the public's awareness of the investment opportunity. Any public relations material developed by Bankmark on behalf of the Bank will not be released until Bank Management has reviewed and approved it. A member of Bank's Senior Management will be present at all meetings, which Bankmark may schedule between the Bank and area newspapers, publications and other media. The Bank and Bankmark agree to work jointly on all public relations efforts.

C-1. EVENTS MANAGEMENT AND SPEAKER COORDINATION

Bankmark's proven formula for success enables the Director Group to present the investment opportunity to qualified individuals through a series of hosted events. Each event features a financial expert who addresses the investment opportunity in several ways. In the case of the Bank, there must be a concerted effort to reach the required capital level in the shortest period of time possible. Bankmark is responsible for scheduling and managing the financial industry experts and providing the PM.

Events Process Management. Bankmark's proven strategy for capital acquisition includes the manner by which each prospective investor is invited to, and processed during, the events phase of the campaign. Invitation processing, facilities management, greeting guests, presenting the investment opportunity, and coordination of guest speakers are managed solely by Bankmark. This process is explained thoroughly during the Director and staff training modules. All local customs and/or community traditions are respected and incorporated into the process. However, Bankmark, upon concurrence of the Bank, determines the final components and sequence of events during the stock sale campaign. This includes the use of outside industry observers/speakers. This component of the Bankmark process cannot be changed without full agreement, in writing, by Bankmark. (The organizers and directors are restricted as to what they can and cannot say during the offering period.)

To provide assurance that the project proceeds in a timely manner and the Bank has a record of important elements affecting the project, a weekly status report log will be maintained by Bankmark. Copies of the log will be presented weekly by the PM to the Bank's designated representative. This report will provide a detailed breakdown of all part-time employees, their hours and costs, any increases or changes made in the database and personnel scheduling during the events phase. This enables the Bank to approve the previous week's staff allocations, schedule their personnel for the coming week and make any necessary adjustments.

Monitoring the Events Performance. Upon completion of each week's events, a thank-you letter will be sent to each attendee. Accompanying the letter will be an attendee questionnaire. This allows Bankmark to measure all aspects of the events process, especially the follow-up phone calls. Each week during the events process, Bankmark will provide management with an event-by-event synopsis table. This table will track elements such as the ratios of RSVP's to Shows and Mailed to Shows, etc. These timely monitored tools keep Bank's management and Bankmark apprised of all aspects of the events process.

C-2. PUBLIC AND PROMOTIONAL EVENTS

In addition to the standard investment opportunity meetings, breakfast, lunch, and evening refreshments, and hors d'oeuvres, the project may require the development of public and promotional events. These public and promotional events will usually be hosted by the Bank to attract specific target market segments, for example:

  A.
  Physicians—How to make money in a managed care environment
  B.
  Small Business Professionals—Getting your Banker to say "Yes"
  C.
  Or events targeted to women, minorities, special interest groups, or any market segment necessary to attract investors
  D.
  Wealth Building and/or Financial Planning
  E.
  The State of the Economy and Your Business

It is not possible to determine now at the inception of this working Agreement what type of public and promotional event(s) may be necessary or how many public and promotional events will be needed. If these types of events are determined to be necessary during the development of the Capital Acquisition Program strategy or later, during its implementation, Bankmark will meet with Bank Management to discuss the recommendations and develop a budget accordingly. The public and promotional events will be designed to raise significant awareness regarding the:

    a)
    offering circular
    b)
    help close the offering circular by creating a sense of urgency
    c)
    creating greater visibility with businesses and professionals

C-3. GUEST SPEAKER/INDUSTRY EXPERT

This working Agreement provides for the requirement of industry experts to be present during the Bank's hosted or sponsored investment opportunity meetings. In planning for the estimated 105 meetings, Bankmark (Hudson, Steiner, Ceklovsky) may function as the industry experts. The speaker honorarium fee is $450 per investment meeting with a minimum of two meetings on a scheduled event day. To provide the Bank with the best possible coverage for presentation, Bankmark will, in addition to the scheduled investment opportunity meetings, allow the Bank to schedule and facilitate Speaker Days. Within the two event-minimum per day, the Bank may also schedule a round table discussion with six to nine guests or one-on-one meetings with Founders or significant investors. Within a Speaker Day, a schedule could be two standard investment meetings, lunch-evening, to include a breakfast round table with two one-on-one meetings, or a total of five (5) meetings during the day.

D. DIRECTOR, MANAGEMENT AND STAFF TRAINING

Bankmark will conduct a series of Director interactive workshops for Bank's Senior Management, and two Management Workshops (see Exhibit) in order to assure that each participant involved in the Capital Acquisition Campaign has current information on the industry in general and the performance of independent banks in particular. This data will be consistent with the information presented at the investment meetings. Workshops will be conducted at a mutually acceptable time prior to the offering effective date. These workshops will take place during work hours, evenings and at least one weekend. It is imperative that those involved in the selling process be required to attend all training and sales meetings. If, after the completion of these workshops, one or two individuals require additional training, Bankmark will provide for that. Notice for the workshop series is given three weeks in advance of the date scheduled. Any make-up session will be conducted by Bob Steiner for a fee of $2,000 and paid at the release of funds from the impound account.

Sales meetings will be conducted in order to evaluate each team member's progress, to discuss common issues or concerns, and to allow Bankmark to monitor the group's weekly follow-up. These meetings will be mandatory, and the Bank will support this schedule and allows sales team members to attend (see attached). Exhibit #1

E. DATABASE MANAGEMENT AND COMPUTER EOUIPMENT

Each Director will provide the names of key contacts for potential shareholders. A rule of thumb is that for every million dollars of capital needed, the Bank will need 1500 qualified names, which later become the Bank's base for business development activity. Bankmark will work with the Bank to develop a database sufficient to meet the capital requirements. The Bank will provide sufficient physical space to accommodate the tactical support staff, computers and phones as well as necessary parking in a safe area for all staff.

Database Ownership: Bankmark will develop and manage the database with text files in Microsoft Access 2000. Upon completion of the capitalization project, the Bank may purchase MS Access (from any supplier) and Bankmark will transfer the data files to the Bank's computer upon final receipt of all monies owed on the contract, addendum, or extensions. If Bankmark changes the database applications software during the capital campaign, the Bank may be required to buy, from a computer supplier of their choice, a single-user version of the new software. Upon receipt of final payment for the contract, Bankmark will install its customized applications on the Bank's system only in the event that the Bank has provided the required software to complete the conversion. During the duration of the project, Bankmark will instruct one individual from the Bank on how to access and retrieve data from the Bank's files. This individual will be provided the security access code for the Bank's files. No other Bank individual will have direct access to the files during the stock sale campaign in order to insure that there will be little chance of contaminating or damaging the files. The Bank will be provided a "How-To Guide" in the capabilities of their new database at the end of the project.

The parties have executed this Addendum to be effective as of                        , 2003 (the "Start Date

Financial Marketing Services/Bankmark	Treaty Oak Holdings, Inc
Dan Hudson, President & CEO	Terry W. Hamann, President & CEO

Exhibit #1
The Director's Pack
A series of Interactive Workshops
Facilitated by Bankmark

Bankmark is committed to preparing its Banks to best formulate and implement the strategies and actions, which will ensure that the resources of the organizers of de novo banks are expended in the most efficient and cost effective fashion. To that end, as part of Bankmark's Capital Acquisition Program, we have developed a series of workshops which prepares the proposed Organizer/Director/Management to deal effectively with not only the placement of stock but the critical issues and skills required to carry out their duties and responsibilities as representatives of their shareholders and depositors.

The series is designed to raise the participant's awareness, and to guide, educate, and expose them to the critical skills and competencies necessary to not only successfully place the stock but to make sound decisions and lead the bank to profitability after it opens. Below is a brief description of each workshop.

Director Orientation: (Workshop #267-DO) This series of five workshops is designed to prepare the Organizers and officers on how to most effectively participate in the Capital Acquisition campaign. During these sessions, we set the tone of the campaign and define the stock placement methodology. The program is designed to enable the participant to become comfortable with the tools available to them and to anticipate the prospective shareholders questions and move comfortably to close the sale. The content is designed so that the "non-salesperson" will quickly reach a level of comfort when discussing the bank's investment opportunity. The length of each session is approximately 4-6 hours and scheduled at the convenience of the Bank.

Session #1-The Basics

  •
  Sponsors, criteria, profile and locations for an investment meeting
  •
  The anatomy of a typical investment meeting
  •
  An overview of the banking industry in the State
  •
  Current trends in community banking
  •
  Selected operating data of solid performing community banks

Session #2-The Nitty-Gritty

  •
  Developing a common language
  •
  Reaching consensus on the approach to industry and local issues
  •
  Commonly asked questions (and the effective responses)
  •
  Overcoming objections to the sale

Session #3- Closing Techniques (2-3 weeks into the campaign)

  •
  Progress review and table exercises designed to share experiences and help each organizer to better present and interact with prospective shareholders and close the sale

Session #4- Make up Session

  •
  For those who may have missed a previous workshop or for those who want a "refresher"

Session #5- The Partner Session

  •
  A special session for the organizer's "partner", (husband, wife, or significant other). The organizer's "partner" may well be involved in hosting an investment meeting, developing lists of potential attendees, etc. For those who may not be directly involved, at the very least they will be affected somewhat by the Bank's time commitment during the stock sale. Therefore, it helps them to have some understanding of the commitment, process and implications of the capital campaign (attendance is optional and usually centered around a lunch). It is approximately 2 hours in length.

Director 101: (Workshop #303) is designed for the proposed director who has not previously been involved in guiding the destiny of a financial institution. This is an overview utilizing workbooks, supporting documents and regulatory guidelines, which enables the director to prepare for the duties and responsibilities they have accepted. The length of the session is approximately 4-6 hours.

  •
  The critical issues covered:
  •
  Understanding the operating environment
  •
  Working with the regulators
  •
  Working with and retaining quality management
  •
  Monitoring operations
  •
  Operational "Red Flags"
  •
  Committee assignments
  •
  Understanding the regulatory "Alphabet"
  •
  Serving the community needs (CRA)
  •
  Continuing director education

Care and Feeding of Your Directors: (Workshop #313) is designed for the officers and senior staff to help them deal effectively with the organizing group both during the organizational phase as well as after the bank opens. For those who have been previously involved with a community bank board, this serves as a review. For those who have not, it is basic training for better understanding the motivations and mind-set of the type of individuals who are typically the driving force behind a new bank. This is an exercise in developing the most effective way to deal with your directors on a day-to-day basis. Length of this session is approximately 3-4 hours.

  •
  The core topics:
  •
  Whose bank is this anyway?
  •
  Two different worlds
  •
  Is there really a common vision?
  •
  What do they bring to the table?
  •
  What do I bring to the table?
  •
  Is director education good or evil?
  •
  The whole should be greater than the sum of the parts

The Service Imperative: (Workshop #156-SI) is designed to focus the group's attention on the specific reality of delivering quality service. So much is said about the promise of quality service, yet service does not develop in a vacuum. Through a series of group exercises, the organizers and officers look beyond mere words and labels to reach consensus regarding the specific standards and guidelines necessary to actually deliver on the service promise. The length of this session is approximately 5-6 hours.

  •
  Major topics:
  •
  What does the customer want?
  •
  What does the customer need?
  •
  What are the barriers that must be overcome?

    •
    What are the solutions that must be implemented?
    •
    Reaching consensus
    •
    Gathering and applying demographic and psychographic data
    •
    Developing the marching orders

Strategic Focus: (Workshop #145-SF) [Optional] is designed as the precursor to the development of a comprehensive strategic operating plan. This workshop takes the group through an overview of the critical components of a strategic plan. The group's regulatory application is used as a basis for formulating the level of strategic thinking necessary to move the organization from the speculative/formative stage to the implementation/realization stage. This is a focus on the "how", rather than the "what" of an effective set of marching orders. In addition, through a series of table exercises and group discussions, the group reaches consensus on the importance of the critical issues that will successfully drive the bank. The length of this session is approximately 6 hours.

  •
  Central Issues:
  •
  The group's core values
  •
  The group's vision
  •
  The Mission statement
  •
  How to define goals and objectives
  •
  The Board's expectations
  •
  Management's expectations

-End-

QuickLinks

  Exhibit 10.2
EXPENSE REIMBURSEMENT AGREEMENT
EXHIBIT A BANKMARK CONSULTING AGREEMENT
CONSULTING AGREEMENT
ADDITIONAL TERMS OF THE CONSULTING AGREEMENT
ADDENDUM
Exhibit #1 The Director's Pack A series of Interactive Workshops Facilitated by Bankmark